Exhibit 99.1

Marin Software’s Board of Directors Approves Reverse Stock Split

San Francisco, CA (August 28, 2017) -- Marin Software Incorporated (NYSE: MRIN), a leading provider of cross-channel, cross-device, enterprise marketing software for advertisers and agencies, today announced that its Board of Directors has approved proposals to effect a reverse stock split and reduce the number of authorized shares of Marin’s common stock. The proposals are subject to stockholder approval to adopt an amendment to Marin’s Restated Certificate of Incorporation.

“Over the past year, the board and management have focused on putting in place initiatives to return Marin to growth while operating with financial discipline to maximize shareholder value," said Chris Lien, Chief Executive Officer of Marin Software. "We believe this proposed change will enhance the appeal of our common stock to the financial community, including institutional investors and the general investing public.”

Marin expects to hold a special meeting of stockholders on October 5, 2017 to obtain stockholder approval of the reverse split, proposed at a ratio of not less than 6-to-1 and not greater than 10-to-1, and to reduce the total authorized shares of Marin’s common stock from 500,000,000 to a number equal to 500,000,000 multiplied by two times (2x) the reverse stock split ratio. Marin’s Board of Directors will determine the exact ratio of the stock split before October 6, 2017 without any further approval or authorization of its stockholders. Marin believes these proposals will increase the per share trading price of Marin’s common stock.

The Company filed a preliminary proxy statement regarding the special meeting with the U.S. Securities and Exchange Commission. The preliminary proxy statement can be accessed for free at www.sec.gov. Investors are encouraged to read the preliminary proxy statement because it includes important information regarding the special meeting.

Marin’s board of directors is soliciting proxies in connection with this special meeting. The Company does not believe that its officers or directors have interests in these proposals that are different from or greater than those of any other of its stockholders.

About Marin Software

Marin Software Incorporated’s (NYSE: MRIN) mission is to give advertisers the power to drive higher efficiency, effectiveness, and transparency in their paid marketing programs that run on the world’s largest publishers. Marin provides industry leading enterprise marketing software for advertisers and agencies to measure, manage, and optimize billions of dollars in annualized ad spend across the web and mobile devices. Offering an integrated SaaS ad management platform for search, social, and display advertising, Marin helps digital marketers improve financial performance, save time, and make better decisions. Advertisers use Marin to create, target, and convert precise audiences based on recent buying signals from users’ search, social, and display interactions. Headquartered in San Francisco, with offices in eight countries, Marin’s technology powers marketing campaigns around the globe. For more information about Marin Software, please visit: http://www.marinsoftware.com.

Forward-Looking Statements

This press release contains forward-looking statements including, among other things, Marin’s expectations regarding the proposed reverse stock split, reduction in authorized capital, the timing of its special meeting of stockholders, the Board’s determination of the exact ratio of the stock split, initiatives to return Marin to growth and maximize shareholder value, and the reverse stock split’s effect on enhancing the appeal of Marin’s common stock. These forward-looking statements are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to our ability to grow sales to new and existing customers; our ability to expand our sales and marketing capabilities; our ability to retain and attract qualified management and technical personnel; delays in the release of updates to our product platform or new features; competitive factors, including but not limited to pricing pressures, entry of new competitors and new applications;

quarterly fluctuations in our operating results due to a number of factors; inability to adequately forecast our future revenues, expenses, adjusted EBITDA, cash flows or other financial metrics; delays, reductions or slower growth in the amount spent on online and mobile advertising and the development of the market for cloud-based software; progress in our efforts to update our software platform; adverse changes in our relationships with and access to publishers and advertising agencies; level of usage and advertising spend managed on our platform; our ability to expand sales of our solutions in channels other than search advertising; any slow-down in the search advertising market generally; shift in customer digital advertising budgets from search to segments in which we are not as deeply penetrated; the development of the market for digital advertising; acceptance and continued usage of our platform and services by customers and our ability to provide high-quality technical support to our customers; material defects in our platform including those resulting from any updates we introduce to our platform, service interruptions at our single third-party data center or breaches in our security measures; our ability to develop enhancements to our platform; our ability to protect our intellectual property; our ability to manage risks associated with international operations; the impact of fluctuations in currency exchange rates, particularly an increase in the value of the dollar; near term changes in sales of our software services or spend under management may not be immediately reflected in our results due to our subscription business model; adverse changes in general economic or market conditions; and the ability to acquire and integrate other businesses. These forward-looking statements are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, recent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K which we may file from time to time, all of which are available free of charge at the SEC’s website at www.sec.gov. Any of these risks could cause actual results to differ materially from expectations set forth in the forward-looking statements. All forward-looking statements in this press release reflect Marin’s expectations as of the date hereof. Marin assumes no obligation to, and expressly disclaims any obligation to update any such forward-looking statements after the date of this release.

Investor Relations Contact:

Investor Relations, Marin Software
ir@marinsoftware.com

Media Contact:

Wesley MacLaggan
Marketing, Marin Software
(415) 399-2586
press@marinsoftware.com